424(b)(3)
                                                        File # 333-90826


                      SHARPS ELIMINATION TECHNOLOGIES, INC.

                               Shares Common Stock

        THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Prospectus relates to shares of this common stock of Sharps Elimination Technologies, Inc. (the "Company") which may be issued pursuant to certain employee incentive plans adopted by the Company. The employee incentive plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's common stock. Persons who receive shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

      The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases the plans described above are collectively referred to as the "Plans". The terms and conditions of any stock bonus and the terms and conditions of any options, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the respective Plans and the stock bonus or stock option agreements between the Company and the Plan participants.

      The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

      The Company's common stock is quoted on the OTC Bulletin Board under the symbol "SETI." On June 20, 2002 the closing bid price for one share of the Company's common stock was $0.85.


                   The date of this Prospectus is June 20, 2002.

      None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                              AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (26 Federal Plaza, New York, New York 10278), and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus).

      Requests should be directed to:

                      Sharps Elimination Technologies, Inc.
                             1624 Washington Street
                                Denver, CO 80203
                                 (303) 861-0081
                              Attention: Secretary

      The following documents filed with the Commission by the Company (Commission File No. 0-26809) are hereby incorporated by reference into this
Prospectus:

(1) Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

(2) Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2002.

(3)   Report on Form 8-K dated March 26, 2002.

      All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                TABLE OF CONTENTS
                                                                      PAGE

THE COMPANY...................................................

RISK FACTORS .................................................

COMPARATIVE SHARE DATA .......................................

USE OF PROCEEDS ..............................................

SELLING SHAREHOLDERS .........................................

PLAN OF DISTRIBUTION .........................................

DESCRIPTION OF COMMON STOCK ..................................

EXPERTS.......................................................

GENERAL ......................................................

                                   THE COMPANY

      The Company was incorporated in Florida on August 17, 1984. Between 1984 and December 2001 the Company was involved in several businesses, all of which have been discontinued.

      On March 26, 2002 the Company acquired all of the issued and outstanding shares of Sharps Elimination Technologies Inc. ("SETI") in exchange for 15,800,000 shares of the Company's common stock. The Agreement relating to the acquisition of SETI provides that the 15,800,000 shares of common stock will be returned to the Company and cancelled unless SETI sells at least 6,000 Needle-Ease devices by March 26, 2003. The 6,000 Needle-Ease devices must be sold at an average price of U.S. $300 per unit and all sales must be verified by receipt of cash no later than April 26, 2003.

      In connection with this acquisition, former management resigned and was replaced by Kelly Fielder, the President of SETI. Mr. Fielder is now the Company's President and Chief Executive Officer, as well as a director of the Company.

     In April 2002 the Company changed its name from "ASPi Europe Inc." to "Sharps Elimination Technologies Inc."

      The Company's business is now that which is being conducted by SETI and any reference to the Company, unless otherwise indicated, includes SETI.

      SETI was incorporated in Delaware on September 25, 2001. On November 12, 2001, SETI acquired the exclusive license, subject to a cash payment of $300,000 due on November 12, 2002, to develop, manufacture, and sell Needle-Ease(TM), a device used for the safe disposal of used needles and hypodermic syringes. The danger of needlestick injuries lies in the transfer of bloodborne diseases as a result of people accidentally being stuck with a used syringe.

      The Needle-Ease(TM) is a battery operated incineration system that destroys a range of needles by passing an electric current through the needle thereby reducing the steel to ashes in a matter of seconds. The electric charge is generated from a rechargeable sealed lead-acid battery. The contact points of the device can be touched directly or with a metal object by the operator or anyone else without the transfer of current (i.e. shock).

The Needle-Ease(TM):

     is fast, efficient, safe and simple to use;
     requires minimal maintenance;
     is portable and rechargeable;
     is environmentally friendly, and
     electrically disintegrates the needle, in seconds, to ash which is 100% safe.

      There are 57 different blood borne pathogens transmitted through a syringe and getting stuck with a used syringe is an occupational hazard for thousands of health care workers whose concerns, worries and fears of contracting diseases, such as Hepatitis and/or HIV are very legitimate. Although special plastic containers, known as sharps containers, are stationed throughout hospitals, medical and dental offices to handle collection before incineration, such containers are not entirely resistant to prevent injury from a needle carelessly inserted into the disposal unit. Cost is another factor with sharps containers which are expensive to dispose of. In addition to health care workers being subjected to health risks, garbage collectors are also exposed to the possibility of needlestick injuries incurred from picking up garbage bags and recycling boxes containing used syringes. Various agencies and regulatory bodies have incorporated guidelines relating to the handling and disposal of syringes but, notwithstanding these regulations, syringes are frequently found in places where they should not be, and, regrettably, often in large quantities.

      The Company presently has two Needle-Ease(TM) models, one for the professional/institutional market (Model 3500P) and the other (Model 2501) primarily for home use by diabetics.

      The 3500P is designed to dispose of needles that attach to a standard syringe. In order to detach these needles from the syringe the needle must be re-capped. The act of recapping a needle is dangerous and prohibited by government regulations. A needlestick injury may result in the transfer of bloodborne diseases and infections from a patient to a third party. The 3500P totally eliminates the steel shaft of the needle from a syringe without recapping the exposed needle point. The 3500P requires a recharge after the disposal of approximately 100 to 250 needles.

      The 2501 home model is somewhat smaller but has the same characteristics as the 3500P. The 2501 requires a recharge after the disposal of approximately 100 to 150 needles.

      A model accommodating larger gauge needles and which will be powered by interior electric current (120 volts A.C.) has been designed for use in hospitals, clinics, and other health care institutions and will be available for distribution later in 2002.

      The 3500P and 2501 have been approved by the FDA's Pre-Market Approval
(PMA) process for Class II medical devices and meet the following safety standards for Laboratory, Measurement and Test Equipment:

1. Canadian Standards Association (CSA) C22.2 No. 1010.1-92 with Attachments 1 and 2
2.    Underwriter's Laboratories UL 3101.1 and UL 3111.1
3.    European Norm (EN) 61010-1 and
4.    International Electrotechnical Commission (IEC) 1010-1 with A1 and A2

     The retail price of the 3500P model varies between $441.45 and $545.00. SETI's 2501 model has a retail price of between $150 and $200. The actual retail price of both models depends upon the number of units purchased. Competition

      In addition to the traditional needle disposal methods (i.e. "Sharps" containers and similar devices), competition exists from other manufacturers of needle incinerators.

>> Sharpx Sharpx is technology owned by Biomedical Disposal Inc. The product has FDA approval. It is a stylish, portable unit, which is currently marketed (website address www.biomedical.com). It sells for $1495. To date, Biomedical Disposal Inc. has expended significant funds in the lobbying of various state OSHA to ensure that pending needle-stick prevention legislation remains technology neutral. The device is inferior since the waste is considered to be a biohazard and there is still enough of a needle remaining that it is classified as a sharp.

>> Needlyzer Needlyser has FDA approval. It is larger and heavier than the Needle-Ease(TM) (13.5"x 5"x 4.75" and nearly 6 pounds). As such, it is not as portable. Its user learning curve is substantially longer and it has complex electronics. It uses a nickel cadmium battery but it does not entirely eliminate the needle and as a result it must have a FDA biohazard warning prominently displayed on its exterior and as a result the residue must be treated as hazardous. It retails at approximately US$900.

>> NIC 1800 The NIC 1800, also FDA approved, is also a much larger machine in both size and weight. The unit is electronically complex and similar in most respects to the Needlyser and retails at approximately US$900.

>> HNI002 The H.N.I. is a portable unit, which weighs 7 1/2 lb. It operates with a rechargeable battery and can incinerate 300 21 gauge needles between charges. It is produced in South Africa and marketed in, among other places, Canada. The product is not FDA approved, and hence is not approved for use in the United States.

>> Etna 497 Needle Burner The Etna is a portable unit that weighs 1.5 lb. It operates on a rechargeable battery and can incinerate 100 needles between charges. It incinerates at a temperature of 1400o C. The product is produced in Italy and is being offered with a range of dental products. It also lacks FDA approval and as such, is not approved for use in the United States.

>> NeedleSAFE/Diabetic Travel Mate The product is marketed under both names and retails for US$69. It is a battery-operated unit that claims to incinerate the majority of the needle, leaving the residual portion sealed. The company selling the product in Canada is out of business, and there has been no response from the United States voicemail service. SETI has obtained a unit for testing. The unit tested resulted in the needles being bent instead of incinerated.

      With its incineration temperature of 5432(0)C, and its size, portability, and rechargeability the Company believes its Needle-Ease(TM) product will be the most effective needle destruction system in the market.

Marketing

      The Company plans to sell its products in the United States, Canada, and a number of foreign countries though a network of distributors, dealers and independent sales representatives. At a later date, the Company may market its products in the UK and Europe.

      The Company plans to advertise in selected publications and attends trade shows to promote sales. At launch, the product will be promoted and sold by independent, commission-based, sales agents. As financing is secured and revenue is generated, full time sales personnel will be retained.

Licence Agreement

      On November 12, 2001, SETI acquired from Spectrum Meditech Inc. ("Spectrum") an exclusive license to the Needle-Ease(TM) technology. The technology includes that disclosed in Spectrum's United States Patent #5,551,355 and pending United States Patents, as well as blueprints, drawings, specifications, engineering data, engineering calculations, processes, apparatuses, and parts relating to the Needle-Ease(TM) product. Included as part of the License are the rights to use the Needle-Ease(TM) trademarks and tradenames.

In consideration for the license, SETI:

o    Agreed to pay Spectrum $300,000 no later than November 12, 2002.

o Agreed to pay Spectrum a royalty of $3.25 for each Needle-Ease(TM) unit sold by SETI or any sublicensee of SETI, provided, however, that SETI, beginning with the year ending December 31, 2002, agreed to pay Spectrum royalties of not less than $100,000 per year.

o    Issued 800,000 shares of SETI's common stock to Spectrum in November 2001.

      SETI may at any time and upon five days notice to Spectrum acquire all rights to the Needle-Ease(TM) technology by paying Spectrum $5,000,000. Upon payment of the $5,000,000 all future royalties otherwise due Spectrum will terminate.

      In connection with the technology license, SETI also acquired from Spectrum all inventory, work-in-progress, spare parts, raw materials, tools, dies and molds relating to the Needle-Ease(TM) product.

      In consideration for the transfer of these assets, SETI agreed to assume approximately $486,000 of Spectrum's payables and accrued liabilities as well as Spectrum's employment agreements with Kelly Fielder, Vera Neate and Pauline Szeto. Spectrum is controlled by Kelly Fielder.

Patents and Trademarks

      Certain aspects of the Needle-Ease(TM) technology are protected by U.S. patents (#5,551,355 and #6,326,575), which, together with other proprietary technology, has been licensed to the Company. Currently there are other patents pending worldwide in order to secure the intellectual property for other countries. The patent pertaining to the Needle-Ease(TM) technology will expire in the year 2015. The name "Needle-Ease" is a registered trademark with the U.S. Patent and Trademark Office and has also been licensed to the Company by means of the Licensing Agreement which pertains to the patent.

      Although the Company has product liability insurance for Needle-Ease(TM), the successful prosecution of a product liability case against the Company could have a materially adverse effect upon its business if the amount of any judgment exceeds the Company's insurance coverage.

      During the twelve months ended December 31, 2001, and the three months ended March 31, 2002, the Company did not sell any Needle-Ease devices. The Company anticipates that it will begin full-scale marketing of its Needle-Ease devices in July 2002.

Offices

      The Company's executive offices are located 1624 Washington Street, Denver, Colorado 80203. The Company's telephone number is (303) 861-0081.

Management

The officer and director of the Company and SETI are:

     Name                Age     Position

     Kelly Fielder       33      Chief Executive Officer, Treasurer and a
                                 Director

     Kelly Fielder has been and officer and director of the Company since March 22, 2002. Mr. Fielder has been an officer and director of SETI since its inception in September 2001. Mr. Fielder has been an officer and director of Spectrum Meditech Inc. since 1998. Mr. Fielder is also the President of IRG Services Ltd. ("IRG"), an investor relations firm based in Vancouver, B.C. which he formed in 1996. IRG provides corporate finance services to publicly listed companies in North America. Between 1997 and July 1998 Mr. Fielder was Vice President of Development of Millenium Medical Supply, Inc. Throughout 1995 and part of 1996 Mr. Fielder was employed by publicly listed International Hi-Tech Industries Inc. where he provided corporate financial services.

Principal Shareholders

     Kelly Fielder and Spectrum Meditech, Inc. (a corporation controlled by Mr. Fielder) collectively own approximately 31% of the Company's outstanding common stock.

                                  RISK FACTORS

      The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of the Company.

History of Losses

      The Company incurred net losses of $(2,054,795), $(2,711,583) and $(319,282) for the respective years ended December 31, 2001, 2000 and 1999. During the three months ended March 31, 2002 the Company had a loss from continuing operations of $(29,681). The Company expects to continue to incur operating losses for the foreseeable future and there can be no assurance that, in the future, the Company will ever be profitable.

Need for Additional Financing

      This offering is being made on behalf of certain selling shareholders. The Company will not receive any proceeds from the sale of the shares offered by the selling shareholders. The Company must raise substantial additional funds to continue in business. There is no assurance that the Company will be able to secure financing or that such financing will be obtained on terms favorable to the Company. Failure to obtain adequate financing raises substantial doubt as to the Company's ability to acquire an operating business entity as well as continue as a going concern.

Market For Medical Needle Disposable Devices

      The Company's Needle-Ease(TM). device has been developed over the past three years and continues to be constantly updated and improved. There can be no assurance that the market for the Company's Needle-Ease product will gain market acceptance. If the markets in which the Company's product will compete fail to grow, or grow more slowly than the Company currently anticipates, or if the Company is unable to establish markets for its product, the Company's business, results of operation and financial condition would be materially adversely affected.

      In November 2000, President Clinton signed The Needle Safety and Prevention Act which authorizes the U.S. Occupational Safety & Health Administration ("OSHA") to revise the 1991 Bloodborne Pathogens Standard to require the evaluation of new technologies and devices to prevent needlesticks. The revised standards took effect July, 2001. The requirements force health care employers to address the issues involving needlesticks. OSHA has not yet approved the Company's product. The failure to obtain OSHA approval for the Company's product may adversely affect the Company's operations.

Uncertain  Ability  to  Manage  Growth  and  Expansion;  Addition  of  Qualified
Personnel

      The Company may experience rapid growth in the scope of its operations. This anticipated growth will require additional personnel, and may have higher levels of operating expenses. In order to manage these operations effectively, the Company will need to continuously implement and improve its operational, financial, and technical expertise, as well as manage customer service, personnel and manufacturing operations. The Company's ultimate success may be dependent in large part upon its ability to attract and retain additional personnel in such areas as sales, operations, financial management, customer service and marketing. There can be no assurance that suitable persons for such areas can be located or retained, or that the Company will successfully meet the other challenges imposed by rapid growth. The failure to attract and retain sufficient personnel, or to otherwise manage its operational, financial, and other systems adequately, could have a material adverse effect on the Company's business, operating results and financial condition.

Limited Market for the Company's Common Stock

      There is presently only a limited market for the Company's common stock and there is no assurance this market will continue. Persons who purchase the Company's common stock may not be able to liquidate their investment, and the inability to dispose of the common stock may continue indefinitely. In addition, the Company's common stock may not be readily acceptable as collateral for a loan. A purchase of the Company's common stock should be considered as a long-term investment.

      Trades of the Company's common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for the Company's Common Stock.

As a result of the foregoing, investors in this offering may find it more difficult to sell their shares.

Absence of Dividends

      For the foreseeable future, the Company does not intend to pay any dividends on its common stock. Any future decision with respect to dividends will depend upon the Company's future earnings, future capital needs and the Company's operating and financial condition, among other factors.

Substantial Competition Exists in the Medical Needle Disposal  Market

      Substantial competition exists in the medical needle disposal market. Additional competitors with greater financial, technical and marketing resources than the Company may enter the market and competition may intensify. Current or future competitors may develop products or services that are superior to the Company's products or achieve greater market acceptance due to pricing, sales channels or other factors, which could have a material adverse effect on the Company s business, financial condition, operating results and cash flows.

Failure to Maintain the License and Technology Assistance Agreement

      There are no assurances the Company will be able to maintain its exclusive license relating to the Needle-Ease(TM) device. If the Company loses its exclusive license for the Needle-Ease(TM) device, the Company's business, results of operation and financial condition would be materially adversely affected.

New Technologies Must be Integrated into the Company's Products to Remain Competitive

      The medical device market is characterized by rapidly changing technology and evolving industry standards. Therefore, it is difficult to predict the rate at which the market for the Company's product will grow, if at all. If the market fails to grow, or grows more slowly than anticipated, the Company's business, financial condition and results of operations would be materially adversely affected. Even if the market does grow, there can be no assurance that the Company's product would achieve commercial success. The Company may find itself competing in a market for customers against other companies with much greater financial, marketing and other resources. Such competitors may be able to institute and sustain price wars, imitate the features of the Company's product, or reduce prices, significantly reducing the Company's future revenues and share of the market.

Patents May Not Protect the Company's Technology

      Certain aspects of the Company's technologies are covered by U.S. patents. There is no assurance as to the breadth and degree of protection any issued patents might afford the Company. Disputes may arise between the Company and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that the Company will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to the Company. The scope and validity of such patents, if any are presently unknown. Also, as far as the Company relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

Potential Issuance of Additional Shares May Cause the Price of the Company's Common Stock to Decline

      As of June 18, 2002, the Company had 24,603,292 outstanding shares of common stock. As of June 18, 2002, there were outstanding options and warrants which would allow the holders of these securities to purchase approximately 1,025,000 additional shares of the Company's common stock. The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan, which collectively allow for the issuance of up to 7,000,000 shares of common stock pursuant to options granted or bonus shares issued pursuant to the Plans. The Company may also, separate and apart from these Plans, issue additional shares for various reasons and may grant additional stock options to its employees, officers, directors and third parties. See "Comparative Share Data".

      The issuance or even the potential issuance of shares upon exercise of options or warrants will have a dilutive impact on other stockholders and could have a negative effect on the market price of the Company's common stock.

The Issuance of Preferred Stock May be Detrimental to the Company's Shareholders

      The Company is authorized to issue up to 50,000,000 shares of Preferred Stock. The provisions in the Company's Articles of Incorporation relating to the Preferred Stock allow the Company's directors to issue Preferred Stock with multiple votes per share and dividend rights which have priority over any dividends paid with respect to the Company's common stock. The issuance of Preferred Stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

                             COMPARATIVE SHARE DATA

      As of June 18, 2002, the Company had 24,630,292 outstanding shares of common stock. The following table lists additional shares of the Company's common stock which may be issued as the result of the exercise of outstanding options, warrants or convertible notes:

                                                        Number of        Note
                                                           Shares    Reference
   Shares issuable upon exercise of Incentive
   Stock Options which may be granted to the
   Company's employees.                                 2,000,000        A

   Shares issuable upon exercise of Non-Qualified
   Stock options granted, or which may be granted,
   to the Company's officers, directors, employees
   and consultants.                                     3,500,000        B

   Shares issuable pursuant to Stock Bonus Plan         1,500,000        C

   Shares issuable upon the exercise of options or
   warrants held by third parties                       1,025,000        D

A. As of June 18, 2002, the Company had not granted any options pursuant to its Incentive Stock Option Plan.

B. As of June 18, 2002 the Company had not granted any options pursuant to its Non-Qualified Stock Option Plan.

C. As of June 18, 2002, the Company had issued 316,667 shares pursuant to its Stock Bonus Plan. The shares were issued for consulting services provided to the Company. See "Selling Shareholders".

D. Options to purchase 100,000 shares of common stock at exercisable at a price of $0.67 per share and expire on March 7, 2010. Options and warrants which will allow the holders to purchase up to 925,000 additional shares of common stock are exercisable at prices ranging between of $1.50 and $14.50 per share and expire on various dates between July 2002 and March 2005.

                                 USE OF PROCEEDS

      All of the shares offered by this Prospectus are being offered by certain owners of the Company's common stock (the Selling Shareholders) and were issued by the Company in connection with the Company's Non-Qualified stock option plans. None of the proceeds from the sale of the shares offered by this Prospectus will be received by the Company. Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $15,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

                              SELLING SHAREHOLDERS

      The Company has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee incentive plans adopted by the Company. The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases these Plans are collectively referred to as the "Plans". A summary description of these Plans follows. The Plans provide for the grant, to selected employees of the Company and other persons, of either stock bonuses or options to purchase shares of the Company's common stock.

      Incentive Stock Option Plan. The Company's Incentive Stock Option Plan authorizes the issuance of up to 2,000,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan. The option exercise price may not be less than the fair value of the Company's common stock on the date the option was granted.

      Non-Qualified Stock Option Plan. The Company's Non-Qualified Stock Option Plan authorizes the issuance of up to 3,500,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Company's Board of Directors, but may not be less than the par value of the Company's common stock.

      Stock Bonus Plan. The Company's Stock Bonus Plan allows for the issuance of up to 1,500,000 shares of Common Stock. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Summary

      The following sets forth certain information as of June 20, 2002 concerning the stock options and stock bonuses granted by the Company pursuant to the Plans. Each option represents the right to purchase one share of the Company's common stock.

                                  Total      Shares                 Remaining
                                 Shares   Reserved for   Shares     Options/
                               Reserved   Outstanding   Issued As      Shares
Name of Plan                  Under Plans   Options    Stock Bonus  Under Plans

Incentive Stock Option Plan    2,000,000         --         N/A      1,000,000
Non-Qualified Stock Option
 Plan                          3,500,000         --         N/A      2,500,000
Stock Bonus Plan               1,500,000        N/A     316,667      1,183,333

      The following table summarizes the options and stock bonuses granted to the Company's officers, directors, employees and consultants pursuant to the
Plans:

Incentive Stock Options

      As of June 20, 2002 the Company had not granted any Incentive Stock
Options.

Non-Qualified Stock Options

      As of June 20, 2002 the Company had not granted any Non-Qualified stock options.

Stock Bonuses

      As of June 20, 2002 the Company had issued 316,667 shares of its common stock pursuant to its Stock Bonus plan.

Selling Shareholders

      Officers, directors and affiliates of the Company who may acquire shares of common stock pursuant to the Plans, and who are offering these shares of common stock to the public by means of this Prospectus, are referred to as the "Selling Shareholders".

      The following table provides certain information concerning the share ownership of the Selling Shareholders and the shares offered by the Selling Shareholders by means of this Prospectus.
                                                        Number of
                                                        Shares to
                     Number of    Number of Shares   be Beneficially
                      Shares       Being Offered      owned on Com-   Percent
Name of Selling     Beneficially  Option     Bonus   pletion of the     of
Shareholder           Owned      Shares(1) Shares(2)     Offering      Class
---------------     ------------ --------  --------  --------------   -------

Joshua A. Sall       316,667          --    316,667          --          --

(1) Represents shares issuable upon exercise of stock options granted pursuant to the Plans.
(2)  Represents shares granted as a stock bonus.

     To allow the Selling Shareholders to sell their shares when they deem appropriate, the Company has filed a Form S-8 registration statement under the Securities Act of 1933, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/ dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/ dealer may be in excess of customary compensation).

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      The sale of shares by affiliates will be limited in amount to the number of shares which can be sold by Rule 144(e) of the Securities and Exchange Commission.

      The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

      Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 102 applies to the offer and sale of any of the Shares, then participating broker/dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 102 applies to one or more of the principal market makers in the Company's Common Stock, the market price of such stock could be adversely affected. See "RISK FACTORS".

                                DESCRIPTION OF SECURITIES

Common Stock

      The Company is authorized to issue 50,000,000 shares of common stock. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed, which allows the holders of a majority of the outstanding common stock to elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for the payment of dividends and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

     Holders of common stock do not have preemptive rights to subscribe to additional shares issued by the Company

      The shares of common stock offered by this prospectus are fully paid and non-assessable.

Preferred Stock

      The Company is authorized to issue 50,000,000 shares of Preferred Stock. The provisions in the Company's Certificate of Incorporation relating to the preferred stock allow the Company's Directors to issue preferred stock with multiple votes per share and dividend rights which have priority over any dividends paid with respect to the Company's common stock. The issuance of preferred stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

Transfer Agent

            Interwest Transfer Co., Inc.
            1981 E. Murray Holiday Rd.
            Salt Lake City, UT 84117
            Telephone Number (801)-272-9294
            Facsimile Number (801)-277-3147

                                LEGAL PROCEEDINGS

      The Company is not involved in any pending or threatened legal proceeding.

                                     EXPERTS

      The consolidated financial statements incorporated by reference in this Prospectus and in the Registration Statement on Form S-8 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing in ASPi's Annual Report on Form 10-K for the year ended December 31, 2001, and are incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

      Effective May 3, 2002 the Company retained Spicer, Jefferies & Co. ("Spicer") to act as the Company's independent certified public accountant. In this regard Spicer replaced BDO Seidman, LLP. ("BDO") which audited the Company's financial statements for the fiscal years ended December 31, 2000 and 2001. The reports of BDO for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. However, the report of BDO for these fiscal years contained an explanatory paragraph regarding the Company's ability to continue as a going concern. During the Company's two most recent fiscal years and subsequent interim periods there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of BDO would have caused it to make reference to such disagreements in its reports.

      The Company replaced BDO with Spicer since the Company moved its offices from Vancouver, British Columbia. The change in the Company's auditors was recommended and approved by the board of directors of the Company. The Company does not have an audit committee.

      During the two most recent fiscal years and subsequent interim period, the Company did not consult with Spicer regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

                                     GENERAL

      The General Delaware Corporation Law provides that the Company may indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been Company directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to the Company, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to the Company's directors and officers, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.

      No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of L.A.M. since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

      All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.